Exhibit 5.1

August 11, 2025

La Rosa Holdings Corp.

1420 Celebration Blvd., 2nd Floor

Celebration, Florida 34747

Re: Registration of Resale Shares

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 under the Securities Act of 1933 (the “Registration Statement”), originally filed by La Rosa Holdings Corp., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on August 11, 2025. The Registration Statement relates to the registration of up to 100,000,000 shares (the “Resale Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that may be issued by the Company to SZOP Opportunities I LLC (the “Selling Stockholder”) pursuant to the Facility Agreement (as defined below).

We understand that the Resale Shares are to be offered and sold in the manner set forth in the Registration Statement and the related prospectus included therein (the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfil the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings taken by the Board of Directors of the Company (the “Board”) in connection with the authorization, issuance and sale of the Resale Shares. We have examined all such documents as we considered necessary to enable us to render this opinion, including, but not limited to: (i) the Registration Statement, (ii) that certain Equity Purchase Facility Agreement, dated August 4, 2025, between the Company and the Selling Stockholder (the “Facility Agreement”); (iii) Registration Rights Agreement by and between the Company and the Selling Stockholder, dated August 4, 2025; (iv) the Company’s amended and restated articles of incorporation, as amended to date, (vii) the Company’s bylaws, as amended to date, (v) certain resolutions of the Board, and (vi) such other corporate records and instruments, and such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies, the authenticity of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such certified, conformed, photostatic or facsimile copies. In addition, we have assumed that the Resale Shares will be offered in the manner and on the terms identified or referred to in the Prospectus. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon our examination mentioned above, and relying on the statements of fact contained in the documents that we have examined, we are of the following opinions:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.	The Resale Shares issuable pursuant to the Facility Agreement, when issued by the Company and delivered by the Company against payment therefor as provided in the Facility Agreement in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the law of any state or jurisdiction other than the laws of the State of New York and Chapter 78 of the Nevada Revised Statutes.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW